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    Exhibit 11 - Statement Re:  Computation of Per Share Earnings (Unaudited)


                                 Three Months Ended          Nine Months Ended
                                   September 30,               September 30,
                                 1996         1995           1996        1995


Average shares outstanding       8,645        8,664          8,658       8,654


Net effect of dilutive stock
  options,based on the treasury
  stock method                      20           46             25          41
                                ______       ______        _______     _______

Total shares used in
  computation                    8,665        8,710          8,683       8,695
                                ======       ======        =======     =======

Net income                      $4,338       $3,832        $12,165     $10,943
                                ======       ======        =======     =======


Net income per share            $  .50       $  .44        $  1.40     $  1.26
                                ======       ======        =======     =======




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